EXHIBIT 99.1
DEX MEDIA ANNOUNCES QUARTERLY DIVIDEND
DENVER, Dec. 15 — Dex Media, Inc. (NYSE:DEX) today announced that its Board of Directors declared on December 15, 2005, a quarterly cash dividend of $0.09 per common share, payable on January 16, 2006, to shareholders of record as of January 3, 2006.
About Dex Media, Inc.
Dex Media, Inc. is the leading provider of print directories and Internet-based local search for 14 Western and Midwestern states. As the official publisher for Qwest Communications International Inc., Dex published 44.5 million copies of 269 White and Yellow Page directories in 2004. Dex’s Internet-based directory, DexOnline.com®, has been the most used Internet Yellow Pages local search site in the Dex region for seven consecutive quarters, with a share of the local search market equal to the next two competitors combined. In 2004, Dex Media generated revenue of approximately $1.65 billion, excluding the effects of purchase accounting related to the acquisition of Dex Media West LLC.
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